Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No 333-171751) of our report dated June 30, 2011, except for the reclassification to labor cost of the Mexican employee statutory profit sharing provision and the change in the composition of reportable segments discussed in Notes 2 a) and 2 c) to the consolidated financial statements, respectively, as to which the date is April 30, 2013, relating to the consolidated financial statements of Tenaris S.A., which appears in this Form 20-F. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 20-F.

Buenos Aires, Argentina

April 30, 2013

PRICE WATERHOUSE & CO. S.R.L.

by	/s/ Daniel A. López Lado (Partner)
Daniel A. López Lado

Price Waterhouse & Co. S.R.L., Bouchard 557, piso 8°, C1106ABG - Ciudad de Buenos Aires

T: +(54.11) 4850.0000, F: +(54.11) 4850.1800, www.pwc.com/ar

Price Waterhouse & Co. S.R.L. es una firma miembro de la red global de PricewaterhouseCoopers International Limited (PwCIL). Cada una de las firmas es una entidad legal separada que no actúa como mandataria de PwCIL ni de cualquier otra firma miembro de la red.